Exhibit 99.1

Radius Global Infrastructure Announces Mandatory Redemption of Warrants

NEW YORK—(BUSINESS WIRE)—Radius Global Infrastructure, Inc. (NASDAQ: RADI) (“Radius” or the “Company”) announced today that, as of November 19, 2021, a mandatory “Redemption Event” has occurred with respect to all of its outstanding warrants (OTC: RADIW) pursuant to the terms of its Amended and Restated Warrant Instrument dated October 2, 2020. As a result, each unexercised warrant will be redeemed by the Company for $0.01 per warrant after December 17, 2021. The Redemption Event has been triggered because the daily volume weighted average price of RADI common stock for the ten consecutive trading days ending November 19, 2021 was equal to or greater than $18.00.

Registered holders of warrants will have until 5:00 p.m. Eastern Time on December 17, 2021 to exercise their warrants through the Company’s warrant agent, Computershare. The warrants are exercisable on a 3:1 basis for each share of the Company’s common stock at an exercise price of $11.50 per whole share of common stock. After December 17, registered holders of warrants will have no further rights with regard to such warrants except the right to receive $0.01 per warrant.

As of the date hereof, there are 49,977,457 warrants outstanding related to the initial placement of shares and 75,752,977 Class A common shares outstanding. If all warrants are exercised, the Company will issue no more than an additional 16,659,152 shares of Class A common stock and will receive $191.6 million in cash upon settlement.

None of the Company, its board of directors or employees has made or is making any representation or recommendation to any holder of the warrants as to whether to exercise or refrain from exercising any warrants. The shares of Class A common stock underlying the warrants have been registered by the Company under the Securities Act of 1933, as amended, and are covered by a registration statement filed on Form S-3 with, and declared effective by, the Securities and Exchange Commission (Registration No. 333-256968).

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About the Company

Radius Global Infrastructure, Inc., through its subsidiary, AP WIP Investments, LLC (“APW”), is a multinational owner of a growing, diversified portfolio of primarily triple net rental streams from wireless operators and tower companies for properties underlying their mission critical digital infrastructure. APW’s proven lease origination engine drives attractive yields on capital invested and maintains a broad pipeline of acquisition opportunities.

For further information see https://www.radiusglobal.com.

Contacts

Investor Relations:

Jason Harbes, CFA

Email: investorrelations@radiusglobal.com

Phone: 1-484-278-2667